Exhibit 18

Board of Directors
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, IN 47906

As described in notes 2 and 5 to the Consolidated Financial Statements of Bioanalytical Systems, Inc., ("the Company") included in its Form 10-K for the year ended September 30, 2007, the Company changed its method of accounting for the valuation of certain inventories from the lower of cost, as determined by the last-in, first-out (LIFO) method, or market, to the lower of cost, as determined by the first-in, first-out (FIFO) method, or market. It should be noted that there are no authoritative criteria for determining a "preferable" inventory accounting method based on the particular circumstances; accordingly we are issuing this letter solely for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, and it should not be relied on for any other purpose.  Based on our review, we concur with management that such change in method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,

/s/ Crowe Chizek and Company LLC
Indianapolis, IN
December 27, 2007